Exhibit 10.1

AMENDMENT NO. 1 TO

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

This Amendment 1 to the Amended and Restated Master Services Agreement (“Amendment 1”) is made by and among Cognizant Healthcare Services, LLC (“Supplier”), Cognizant Technology Solutions U.S. Corporation (“Supplier Affiliate”), and Health Net, Inc. (“Health Net”) effective as of July 1, 2015 (“Amendment 1 Effective Date”) with reference to the following:

A. On September 30, 2008, Supplier Affiliate and Health Net entered into a Master Services Agreement for applications services (as previously amended, the “AO Agreement”);

B. On January 23, 2009, Supplier Affiliate and Health Net entered a Master Services Agreement for business processing services (as previously amended, the “BPO Agreement”);

C. On November 21, 2015, Supplier and Health Net entered into an Amended and Restated Master Services Agreement for business process as a service and information technology outsourcing services (the “BPaaS Agreement”);

D. Concurrent with entering into the BPaaS Agreement, Supplier and Health Net entered into an Asset Purchase Agreement that provides for the sale to Supplier of various intellectual property assets owned by Health Net (the “APA”);

E. Health Net has not received the Regulatory approvals necessary to proceed with the transactions contemplated by the BPaaS Agreement and, as a result, the BPaaS Services Commencement Date has not been triggered;

F. Under the BPaaS Agreement (Section 16.1(n)), Health Net has the ability and right to terminate the entire BPaaS Agreement in advance of the BPaaS Services Commencement Date by paying to Supplier the Breakup Fee of $10,000,000.

G. Unrelated to any of the foregoing, Health Net has received a merger proposal from another entity (“Buyer”) and intends to sign an Agreement and Plan of Merger (“Merger Agreement”) with the Buyer; and

H. Supplier and Health Net now wish to suspend efforts towards, and defer the occurrence of, the BPaaS Services Commencement Date, as well as to modify the AO and BPO Agreements to provide for the continuation of applications and business processing services provided under the AO and BPO Agreements and to provide time for Supplier, Buyer and Health Net to work together to identify other potential business opportunities while Health Net and Buyer work to satisfy the necessary conditions to close the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements and other undertakings set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Definitions: Defined terms used in this Amendment 1, including the recitals above, shall have the same meaning as in the BPaaS Agreement unless otherwise specifically defined herein.

2. Section 16.1 (n) is deleted in its entirety and replaced with the following:

“(n) Pre-BPaaS Services Commencement Date Termination. Health Net shall have the right to terminate this Agreement by sending written notice to Supplier and paying to Supplier the Breakup Fee up until and including the later of (i) the date that is ten (10) Business Days after the close of the Merger Agreement; and (ii) the date that is ten (10) Business Days after Health Net’s receipt of the last required approval from the Regulators to proceed with the transactions contemplated by this Agreement.”

3. If the BPaaS Services Commencement Date occurs any time after July 31, 2015, such occurrence will constitute a material Change to the Services, which will trigger the Change Control Process for both Phase 2 and Phase 3.

4. Effective immediately, but subject to Supplier’s satisfaction of the condition precedent set forth in Section 5 below, Health Net grants to Supplier a world-wide, fully paid-up, royalty-free, non-exclusive license to Use the Acquired Assets (as defined in the APA), but specifically excluding any right to Use the DOFR Capabilities and/or the Capitation Capabilities (each as defined below). Unless properly revoked by Health Net, such license shall continue (i) in perpetuity if Health Net terminates the BPaaS Agreement prior to the occurrence of the BPaaS Services Commencement Date, or (ii) until the occurrence of the BPaaS Services Commencement Date, in which case the license shall terminate automatically upon the occurrence of the BPaaS Services Commencement Date and Supplier will proceed to acquire the Acquired Assets from Health Net pursuant to the APA. If the Acquired Assets are acquired by Supplier pursuant to the APA, the terms and conditions of the APA (and wherever applicable, the BPaaS Agreement) shall comprise the entirety of the parties’ rights and obligations concerning the Acquired Assets. The specific terms and conditions of the license granted to Supplier to Use the Acquired Assets (excluding the DOFR Capabilities and the Capitation Capabilities) shall be negotiated in good faith by Supplier, Health Net and Buyer and memorialized in a definitive license agreement between Health Net and Supplier within thirty (30) Business Days after the execution of the Merger Agreement. Such definitive license agreement will contain terms and conditions similar to those customarily included in perpetual license agreements for commercially available software, but its terms and conditions shall not conflict with this Section 4. When executed by Health Net and Supplier, the definitive license agreement will supersede this Section 4. The license granted herein and in the definitive license agreement shall be revocable by Health Net if, and only if, Supplier commits a material breach of the license terms and conditions and does not cure the breach within fifteen (15) days after receiving written notice of the breach from Health Net. As used in this Amendment 1, “DOFR Capabilities” means the functions and features contained within or enabled by the Pega DOFR - Claims DOFR Engine asset listed in row 13 of Schedule 1.1(b) - Configurations of the APA, and “Capitation Capabilities” means the functions and features contained within or enabled by those portions of the ABS Software and Configurations that perform capitation payment calculations and processing, including the Health Net-specific rules for processing capitation claims and accumulating capitation information by Participating Provider Group.

5. Supplier shall not have the right to exercise the licensed Use rights granted under Section 4 until Supplier has (a) created a Commercial ABS Version in the manner described in Section 4.7 of the APA, (b) in the course of creating such Commercial ABS Version, removed or permanently disabled all DOFR Capabilities and Capitation Capabilities that would otherwise be present in the Commercial ABS Version, and (c) received Seller’s (Health Net’s) approval of the Commercial ABS Version as contemplated by Section 4.7 of the APA.

6. Supplier and Health Net shall exercise good faith efforts to explore and, if both parties agree to proceed, to negotiate and enter into a new stand-alone agreement within sixty (60) days after the Amendment 1 Effective Date for the IT Services described in Statement of Work #4 to the BPaaS Agreement (including the exact scope, pricing, service levels, etc.), except that such IT Services shall be modified to approximate the scope of services described in the IBM Agreement, excluding the network services provided by AT&T pursuant to the IBM Agreement. The purpose of such new contract is to provide for Supplier to perform IT services for Health Net that will replace those currently provided under the IBM Agreement, even if the BPaaS Agreement is terminated. Notwithstanding the foregoing, neither party is bound, nor intends to be bound, to a contract for IT Services unless and until the parties execute such new separate agreement as contemplated by this Section 6. Supplier acknowledges that Health Net cannot enter into any such agreement unless it has first consulted with, and obtained the consent of, Buyer.

7. Except as amended and modified by this Amendment 1, all of the terms and conditions of all of the agreements referenced above shall remain in full force and effect. This Amendment 1 may not be modified except in writing signed by both parties hereto. This Amendment 1, the BPaaS Agreement and exhibits and schedules thereto constitute the entire agreement of the parties with respect to the subject matter contained therein and supersede any and all prior and contemporaneous agreements between the parties, whether oral or written, concerning the subject matter contained therein.

IN WITNESS WHEREOF, the parties hereto by their duly authorized representatives have executed this Amendment 1, effective as of the Amendment 1 Effective Date.

HEALTH NET, INC.		COGNIZANT HEALTHCARE SERVICES, LLC

By	/s/ James E. Woys	By	/s/ Frank Marty
Name	James E. Woys	Name	Frank Marty
Title	CFO & COO	Title	Authorized Person
Date	July 1, 2015	Date	July 1, 2015

COGNIZANT TECHNOLOGY SOLUTIONS U.S. CORPORATION

		By	/s/ Frank Marty
		Name	Frank Marty
		Title	Chief Counsel Strategic Deals
		Date	July 1, 2015